UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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UNIVERSAL TRUCKLOAD SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UNIVERSAL TRUCKLOAD SERVICES, INC.

12755 E. Nine Mile Road

Warren, Michigan 48089

March 30, 2015

To all Our Shareholders:

The Board of Directors joins us in inviting you to attend our Annual Meeting of Shareholders. The meeting will be held at 12755 E. Nine Mile Road, Warren, Michigan, 48089, on April 29, 2015. The meeting will begin at 10:00 a.m. (local time).

In addition to the matters described in the attached Proxy Statement, we will report on our business and progress during 2014 and the first quarter of 2015. Our performance for the year ended December 31, 2014 is discussed in the enclosed 2014 Annual Report to Shareholders.

We hope you will be able to attend the meeting and look forward to seeing you there.

Sincerely,

/s/ Jeff Rogers
Jeff Rogers
Chief Executive Officer

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Shareholders’ Meeting to Be Held on April 29, 2015

Universal Truckload Services, Inc. is providing access to its proxy materials both by sending you this full set of materials and by notifying you of the availability of its proxy materials on the Internet. You may access the 2014 Annual Report and Proxy Statement as of the date the proxy materials are first sent to our shareholders at http://www.proxyvote.com.

UNIVERSAL TRUCKLOAD SERVICES, INC.

12755 E. Nine Mile Road

Warren, Michigan 48089

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 29, 2015

TO THE SHAREHOLDERS OF UNIVERSAL TRUCKLOAD SERVICES, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Universal Truckload Services, Inc., a Michigan corporation, or the Company, will be held at 12755 E. Nine Mile Road, Warren, Michigan, 48089, on April 29, 2015. The meeting will begin at 10:00 a.m. (local time), for the following purposes:

1.	To elect eleven directors for the coming year.

2.	To ratify the appointment of BDO USA, LLP to serve as our independent registered public accountants for our year ending December 31, 2015.

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Only holders of record of the Company’s common stock at the close of business on March 6, 2015 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting. If there is an insufficient number of votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned or postponed to allow further solicitation of proxies by the Company. Your attention is directed to the Proxy Statement accompanying this Notice for a more complete description of the matters to be acted upon at the Annual Meeting.

Each of you is invited to attend the Annual Meeting in person, if possible. Whether or not you plan to attend in person, please vote promptly by following the instructions in this Proxy Statement or on the Proxy Card that was mailed to you.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Steven A. Fitzpatrick
Steven A. Fitzpatrick
Secretary

Warren, Michigan

March 30, 2015

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING PLEASE EXECUTE YOUR VOTE PROMPTLY BY ENTERING YOUR VOTING INSTRUCTIONS AT 1-800-690-6903, ON THE INTERNET AT WWW.PROXYVOTE.COM, OR COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME, AND GIVING YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING.

UNIVERSAL TRUCKLOAD SERVICES, INC.

12755 E. NINE MILE ROAD

WARREN, MICHIGAN 48089

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 29, 2015

Solicitation of Proxies and Date, Time and Place of Annual Meeting

This Proxy Statement is first being sent to the Shareholders of Universal Truckload Services, Inc. on or about March 30, 2015, in connection with the solicitation of proxies by our Board of Directors to be voted at our Annual Meeting of Shareholders, or the Annual Meeting, which is scheduled to be held at 12755 E. Nine Mile Road, Warren, Michigan, 48089, on April 29, 2015. The meeting will begin at 10:00 a.m. (local time) as set forth in the attached notice. A proxy card is enclosed.

Cost of Solicitation

The expense of the solicitation of proxies for the Annual Meeting, including the cost of mailing, has been or will be paid by us. In addition to solicitation by mail, directors and officers may solicit proxies by telephone, facsimile or personal interview, and we will reimburse directors and officers for their reasonable out-of-pocket expenses in connection with such solicitation. We have retained Broadridge Financial Solutions, Inc. to aid in the solicitation of proxies, for which the estimated cost is $8,000 plus reasonable out-of-pocket expenses. We will arrange with brokerage houses and other custodian nominees and fiduciaries to send proxies and proxy materials to their principals, and will reimburse them for their expenses in so doing.

Record Date

The record date for our Annual Meeting is the close of business on March 6, 2015, which we will refer to as the Record Date. Only holders of record of our common stock, no par value, or the Common Stock, on the Record Date are entitled to notice of the Annual Meeting and to vote at the Annual Meeting. On the Record Date, there were 29,975,284 shares of Common Stock outstanding, all of which are entitled to one vote per share at the Annual Meeting.

Voting

A share of our Common Stock cannot be voted at the Annual Meeting unless the holder thereof is present or represented by proxy. Whether or not you plan to attend the Annual Meeting in person, please execute your vote promptly. You may enter your voting instructions at 1-800-690-6903, on the internet at www.proxyvote.com, or you may sign, date and return the enclosed proxy card as promptly as possible in the postage paid envelope provided to ensure that there is a quorum and that your shares will be voted at the Annual Meeting. When proxies in the accompanying form are returned properly executed and dated, the shares represented thereby will be voted at the Annual Meeting.

If a choice is specified in the proxy, the shares represented thereby will be voted in accordance with such specification. If no specification is made, the proxy will be voted FOR approval of the proposals: (a) to elect eleven directors to serve until the next Annual Meeting in 2016 and until their successors are elected and qualified or until their earlier resignation, removal from office or death and (b) to ratify the appointment of BDO USA, LLP, or BDO, to serve as our independent registered public accountants for the year ending December 31, 2015.

How do I revoke my proxy?

Any stockholder giving a proxy has the right to revoke it any time before it is voted by filing with our Secretary a written revocation, or by filing a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. The revocation of a proxy will not be effective until notice thereof has been received by our Secretary.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total number of shares of Common Stock outstanding on the Record Date will constitute a quorum for the transaction of business by such holders at the Annual Meeting. Abstentions will be counted as shares that are present and entitled to vote for purposes of determining whether a quorum is present. Shares held by nominees for beneficial owners also will be counted for purposes of determining whether a quorum is present if the nominee has the discretion to vote on at least one of the matters presented, even though the nominee may not exercise discretionary voting power with respect to other matters and even though voting instructions have not been received from the beneficial owner, which we call a “broker non-vote.”

What are my voting rights?

Holders of the Common Stock have one vote for each share on any matter that may be presented for consideration and action by the shareholders at the Annual Meeting. Shareholders are not entitled to cumulative voting in the election of directors. In the election of directors, a plurality of shares voted, either in person or by proxy, is required. This means that the nominees for election as directors who receive the highest number of votes at the Annual Meeting will be elected as directors. The ratification of the appointment of BDO as independent registered public accountants will require the affirmative vote of a majority of the votes cast by the holders of shares of the Common Stock present or represented by proxy at the Annual Meeting. Abstentions and broker non-votes will not be counted in determining whether a proposal has been approved.

Proposals of Shareholders

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, which we may refer to as Exchange Act, any shareholder wishing to have a proposal considered for inclusion in our proxy solicitation material for the Annual Meeting of Shareholders to be held in 2016 must set forth such proposal in writing and file it with our Secretary no later than December 1, 2015, the date that is 120 days before March 30, 2016. Further, pursuant to Rule 14a-4, if a shareholder fails to notify us of a proposal before February 14, 2016, the date that is 45 days before March 30, 2016, such notice will be considered untimely, and management proxies may use their discretionary voting authority to vote on any such proposal.

Executive Office

Our executive office is located at 12755 E. Nine Mile Road, Warren, Michigan 48089. Our telephone number is (586) 920-0100.

Financial Information Available

A copy of our Annual Report on Form 10-K for the year ended December 31, 2014, including the consolidated financial statements, may be obtained without charge by writing to our Secretary at the above address. The Annual Report is also available on our website at www.goutsi.com in the Investor Relations section under the heading, “Annual Reports.”

PROPOSAL 1—ELECTION OF DIRECTORS

The Board of Directors, which we may refer to as the Board, is currently composed of the following eleven directors: Jeffrey A. Rogers, Matthew T. Moroun, Manuel J. Moroun, Frederick P. Calderone, Joseph J. Casaroll, Daniel J. Deane, Michael A. Regan, Daniel C. Sullivan, Richard P. Urban, Ted B. Wahby, and H.E. “Scott” Wolfe. The Directors’ terms will expire upon the election and qualification of directors at the Annual Meeting to be held on April 29, 2015. At each annual meeting of shareholders, directors will be elected for a full term until the next annual meeting of shareholders, to succeed those directors whose terms are expiring.

Our Second Amended and Restated Bylaws provide that the number of directors on the Board shall be fixed from time to time and determined by the Board of Directors serving at the time; provided, that the number of directors shall be no less than one and no more than thirteen, and that the number of directors shall not be reduced so as to shorten the terms of any directors at that time in office. The number of directors is currently set at eleven. The directors are elected at each annual meeting of the shareholders, each to hold office until the next annual meeting of shareholders and until a successor is elected, or until his or her resignation, death or removal from office. It is intended by the Board that proxies received will be voted to elect the eleven directors named below to serve until the next annual meeting of shareholders and until a successor is elected, or until his or her resignation, death or removal from office.

The Board has nominated Jeffrey A. Rogers, Matthew T. Moroun, Manuel J. Moroun, Frederick P. Calderone, Joseph J. Casaroll, Daniel J. Deane, Michael A. Regan, Daniel C. Sullivan, Richard P. Urban, Ted B. Wahby, and H.E. “Scott” Wolfe as directors, each to serve until the 2016 annual meeting of shareholders. THE BOARD OF DIRECTORS RECOMMENDS THAT MESSRS. ROGERS, MATTHEW T. MOROUN, MANUEL J. MOROUN, CALDERONE, CASAROLL, DEANE, REGAN, SULLIVAN, URBAN, WAHBY, AND WOLFE BE ELECTED AT THE ANNUAL MEETING AS DIRECTORS.

Each of the nominees has consented to serve until his term expires if elected at the Annual Meeting as a Director. If any nominee declines or is unable to accept such nomination to serve as a director, events which the Board does not now expect, the proxies reserve the right to vote for another person as a Board nominee. The proxy solicited hereby will not be voted to elect more than eleven directors.

The eleven nominees for directors receiving a plurality of the votes of the shares of Common Stock present in person or represented by proxy and entitled to vote will be elected as directors, provided a quorum is present. Certain information about all of the directors and nominees for director is furnished below. THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

MANAGEMENT – DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of the date of this Proxy Statement, the names and ages of our directors and executive officers and the positions they hold. All of the directors listed below are nominees for director as listed herein. Executive officers serve at the pleasure of the Board of Directors.

Name	Age	Position
Jeffery A. Rogers	52	Chief Executive Officer and a Director (1)(4)
David A. Crittenden	52	Chief Financial Officer and Treasurer
Matthew T. Moroun	41	Chairman of the Board of Directors (1)(3)(4)
Manuel J. Moroun	87	Director (1)(3)
Frederick P. Calderone	64	Director (1)
Joseph J. Casaroll	78	Director (1)(2)
Daniel J. Deane	59	Director (1)
Michael A. Regan	60	Director (1)
Daniel C. Sullivan	74	Director (1)
Richard P. Urban	73	Director (1)(2)
Ted B. Wahby	84	Director (1)(2)(3)(4)(5)
H. E. “Scott” Wolfe	69	Director (1)

(1)	Director currently nominated for re-election.
(2)	Member of Audit Committee.
(3)	Member of Compensation and Stock Option Committee.
(4)	Member of Executive Committee.
(5)	Chairman of the Audit Committee.

Directors of the Company

In addition to certain biographical information about each director, listed below is the specific experience, qualifications, attributes and/or skills that led the Board to conclude that the person should serve as a director of our Company.

Jeffery A. Rogers, age 52. Mr. Rogers was elected to serve as our Chief Executive Officer in December 2014 and was appointed to our Board of Directors in February 2015. Previously, Mr. Rogers served as our Executive Vice President from June 2014 to December 2014. Prior to joining Universal, Mr. Rogers served as President of YRC Freight from September 2011 to October 2013, and as President of the regional LTL carrier USF Holland from September 2008 to September 2011. He spent 15 years in various operating and finance roles within YRC Worldwide, including the role of Chief Financial Officer of YRC Regional Transportation. In addition he served for 14 years with United Parcel Service in various finance and operational roles. Mr. Rogers is a military veteran who served in the U.S. Army Rangers. He holds a Bachelor of Science degree in Accounting from Kansas Newman University and a Masters in Business Administration from Baker University. Mr. Rogers’ extensive experience and expertise as an operating and finance executive in the transportation industry, along with his knowledge of the day-to-day management of the Company, provides the Board an important perspective in establishing and overseeing the financial, operational and strategic direction of the Company.

Matthew T. Moroun, age 41. Mr. Moroun has served as a director and as the Chairman of our Board of Directors since 2004 and is a member of our Executive Committee and Compensation and Stock Option Committee. Mr. Moroun has served as Vice Chairman and as a director of CenTra, Inc., a holding company based in Warren, Michigan, since 1993. Mr. Moroun is the principal shareholder and has served as Chairman of Oakland Financial Corporation, an insurance and real estate holding company based in Sterling Heights, Michigan, and its subsidiaries, since 1996. Mr. Moroun is a principal shareholder in other family owned businesses engaged in providing transportation services. Mr. Moroun has served on the Board of P.A.M Transportation Services, Inc. (NASDAQ: PTSI) since 1992 and as Chairman of that Board since 2007. Matthew T. Moroun is the son of Manuel J. Moroun. Mr. Moroun’s extensive leadership experience with businesses providing transportation and logistics services brings invaluable perspective and insight to the Board’s role of evaluating the Company’s business planning and performance.

Manuel J. Moroun, age 87. Mr. Moroun has been a director on our Board of Directors since 2004. Mr. Moroun is a principal shareholder of CenTra, Inc., a holding company based in Warren, Michigan and has served as Chief Executive Officer of CenTra since 1970. Mr. Moroun is a principal shareholder in other family owned businesses engaged in providing transportation services. Mr. Moroun has served as a director of P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) since 2002. Manuel J. Moroun is the father of Matthew T. Moroun. With over 60 years experience in starting and managing transportation businesses, Mr. Moroun brings the perspective and insight of a successful transportation entrepreneur to the Board’s role in evaluating the Company’s business planning and performance.

Frederick P. Calderone, age 64. Mr. Calderone was appointed to our Board of Directors in December 2009. For over 20 years, Mr. Calderone has served as a Vice President of CenTra, Inc., a transportation holding company headquartered in Warren, Michigan. Prior to joining CenTra, Mr. Calderone was a partner with Deloitte, Haskins, & Sells, Certified Public Accountants (now Deloitte & Touche LLP). Mr. Calderone has also served as a director of P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) since May 1998. Mr. Calderone is a certified public accountant and an attorney. With his thorough understanding of financial reporting, generally accepted accounting principles, financial analytics, taxation and budgeting, Mr. Calderone brings to the Board expertise in accounting and finance.

Joseph J. Casaroll, age 78. Mr. Casaroll has served as a director on our Board of Directors since November 2004 and is currently a member of our Audit Committee. Mr. Casaroll served as Vice President and General Manager of F.C.S., Inc., a multi-level railcar loading and unloading, automotive yard management and railcar-

maintenance company, from October 2000 to May 2002. Previously, Mr. Casaroll held various positions at General Motors from 1959 through 1998. Mr. Casaroll has also served as a director of P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) from June 1998 to September 2000. Mr. Casaroll’s significant experience in various senior-level positions provides him with a unique perspective from which to evaluate both our financial and operational risks and opportunities.

Daniel J. Deane, age 59. Mr. Deane was appointed to our Board of Directors in July 2009. Mr. Deane has been the President of Nicholson Terminal & Dock Company since June 1990, and previously served as its Vice President and General Manager since 1980. He also serves as the President of Shamrock Chartering Company, and has been a Member of the Society of Naval Architects and Marine Engineers since 1985. Mr. Deane is also a Member of the International Stevedoring Council. Previously Mr. Deane served on the Board of Southern Wayne County Regional Chamber and was a past President of the Port of Detroit Operators Association. Mr. Deane’s background in the transportation industry gives him an in-depth understanding of our business and offers a valuable resource to the Board.

Michael A. Regan, age 60. Mr. Regan has served as a director on our Board of Directors since April 2013. Mr. Regan is the Chief Relationship Development Officer of TranzAct Technologies, Inc., a privately held logistics information company that he co-founded in 1984. Mr. Regan was CEO and Chairman of the Board for TranzAct Technologies until 2011. Prior to starting TranzAct, Mr. Regan worked for Bank of America, PriceWaterhouse and the Union Pacific Corporation. He is a certified public accountant with a B.S.B.A. from the University of Illinois at Urbana-Champaign. He serves or has served on the boards of numerous industry groups including the American Society of Transportation & Logistics, National Industrial Transportation League and the National Association of Strategic Shippers. He is the past Chairman of the Transportation Intermediaries Association Foundation and was the recipient of the 2014 Council of Supply Chain Management Professionals Distinguished Service Award. Mr. Regan’s extensive experience in the logistics industry and his background and experience in both internal and external auditing make him uniquely qualified to serve on our Board.

Daniel C. Sullivan, age 74. Mr. Sullivan has been a practicing attorney for over 48 years, specializing in transportation law for more than 46 years. Mr. Sullivan has been a principal with the firm of Sullivan, Hincks & Conway, or its predecessor, presently located in Oak Brook, Illinois, since 1972. Mr. Sullivan has served as a director on our Board of Directors since November 2004. Mr. Sullivan has also has served on the board of P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) since 1986. Mr. Sullivan’s background as an attorney and his knowledge of transportation law makes him well prepared to offer valuable insight into our business risks and opportunities.

Richard P. Urban, age 73. Mr. Urban has served as a director on our Board of Directors since November 2004. He was a consultant with Urban Logistics Inc, a consulting firm, from November 2000 through 2004. Prior to 2000, Mr. Urban was an executive in various supply and logistics capacities at DaimlerChrysler AG and several of its predecessor companies. He is a member of our Audit Committee. Mr. Urban brings to the Board a comprehensive understanding of the challenges and opportunities of the transportation industry. His management experience and oversight of supply and logistics operations provide him with valuable insight into our financial affairs.

Ted B. Wahby, age 84. Mr. Wahby has served as a director on our Board of Directors since December 2004 and is currently the Chairman of our Audit Committee and a member of our Executive and Compensation and Stock Option Committees. Mr. Wahby has been the Treasurer of Macomb County, Michigan, since January 1995. Previously, Mr. Wahby was the Mayor of the City of St. Clair Shores, Michigan from 1983 to 1995, and held various positions at Comerica Bank from 1952 through 1983, including serving as Vice President. Mr. Wahby also serves as the Chairman of the Board of McLaren Medical Center—Macomb and previously served on the Finance and Audit Committees of the Board of Trustees of Ferris State University. Mr. Wahby’s diverse experience in corporate, educational, and political fields provides him with a unique perspective from which to evaluate both our financial and operational business risks and opportunities.

H.E. “Scott” Wolfe, age 69. Mr. Wolfe has served as a director since June 2014. Previously, Mr. Wolfe served as our Chief Executive Officer from December 2012 through December 2014. Mr. Wolfe also served as President and Treasurer of LINC Logistics Company, or LINC, and its chief executive officer, since its formation in March 2002, and was a director since July 2007. Mr. Wolfe led the development of Logistics Insight Corp., a wholly-owned subsidiary, and was President and Treasurer of this subsidiary since its formation in 1992 until his retirement in December 2014. Before 1992, Mr. Wolfe was responsible for pricing and marketing at Central Transport International, Inc. Earlier in his career, he was manager of inbound transportation at American Motors Corporation, where he established that company’s first corporate programs for logistics and transportation management. For 15 years, Mr. Wolfe was employed at General Motors, where he held various plant, divisional and corporate responsibilities. Mr. Wolfe has taught college courses in logistics and transportation management. He brings to the Board significant insight and expertise with our asset-light business model and extensive personal leadership skills.

Executive Officers of the Company

Jeffery A. Rogers, age 52. Mr. Rogers was elected to serve as our Chief Executive Officer in December 2014 and was appointed to our Board of Directors in February 2015. Previously, Mr. Rogers served as our Executive Vice President from June 2014 to December 2014. Prior to joining Universal, Mr. Rogers served as President of YRC Freight from September 2011 to October 2013, and as President of the regional LTL carrier USF Holland from September 2008 to September 2011. He spent 15 years in various operating and finance roles within YRC Worldwide, including the role of Chief Financial Officer of YRC Regional Transportation. In addition he served for 14 years with United Parcel Service in various finance and operational roles. Mr. Rogers is a military veteran who served in the U.S. Army Rangers. He holds a Bachelor of Science degree in Accounting from Kansas Newman University and a Masters in Business Administration from Baker University.

David A. Crittenden, age 52. Mr. Crittenden was elected to serve as our Chief Financial Officer and Treasurer in December 2012. Previously, Mr. Crittenden was the Chief Financial Officer of LINC, the position he held since joining the company in August 2006. Mr. Crittenden has also served as an executive officer and a director for several of the various operating subsidiaries that made up LINC. Before joining in 2006, Mr. Crittenden served as Vice President of Corporate Finance and Assistant Treasurer of MSX International, Inc., a portfolio company of a Citicorp-related private equity firm that delivers a variety of business, product development and aftermarket services globally. Mr. Crittenden joined MSX International at its inception in 1997, following its spinout from MascoTech, Inc. (at the time, an NYSE-listed company), where he was responsible for various corporate development and corporate finance programs. Mr. Crittenden’s career involves extensive international experience in corporate development and finance. Mr. Crittenden received a B.B.A. in finance and accounting and an M.B.A. in finance and strategic planning from The University of Michigan’s Ross School of Business and is a member of Financial Executives International.

Key Relationships

Matthew T. Moroun, the Chairman of our Board of Directors, is the son of Manuel J. Moroun, also one of our directors. Matthew T. Moroun, Manuel J. Moroun and a trust controlled by Manuel J. Moroun together own 21,544,832 shares, or 71.88% of the shares of our Common Stock, and hold these shares as one block of shares for voting purposes.

INFORMATION REGARDING BOARD OF DIRECTORS AND COMMITTEES

Our business and property are managed under the direction of our Board of Directors. The Board held five formal meetings during 2014. All were regular meetings and no special meetings were held. During 2014, all of the members of our Board of Directors, with the exception of Mr. Manuel J. Moroun who was excused for good reason, attended over 75% of the aggregate of the formal meetings of the Board and the committee meetings on which they sit.

Our Board currently consists of eleven directors. Our Board has determined that each of Messrs. Casaroll, Deane, Regan, Urban and Wahby is “independent,” as defined under and required by the federal securities laws and the rules of The NASDAQ Global Select Market. Each of our directors is standing for reelection at the Annual Meeting.

Because more than fifty percent (50%) of the voting power of our company is controlled by Matthew T. Moroun, Manuel J. Moroun and a trust controlled by Manuel J. Moroun, we have elected to be treated as a “controlled company” in accordance with the rules of The NASDAQ Global Select Market. Accordingly, we are not required to comply with The NASDAQ Global Select Market rules which would otherwise require a majority of our Board to be comprised of independent directors and require our Board to have a compensation committee and a nominating and corporate governance committee comprised of independent directors.

We encourage all Board members to attend our annual shareholders’ meeting. Failure to attend annual meetings without good reason is a factor considered in determining whether to renominate a current Board member. All Board members, except one independent director, who was excused for good reason, attended our annual shareholders’ meeting for 2014 held on June 3, 2014.

Board Leadership Structure and Role in Risk Oversight

The Board of Directors oversees the Company’s business objectives and strategies, and is currently made up of eleven directors. There is one management representative on the Board, our Chief Executive Officer, and ten remaining directors, including the Chairman of the Board. The Chairman of the Board appoints committees of the Board, acts as a liaison with shareholders and non-employee directors, and oversees the actions of executive management. The Chief Executive Officer is responsible for seeing that all orders and resolutions of the Board of Directors are carried into effect and for the general powers of supervision and management over the day-to-day operations of the Company. The Board believes that risk oversight is one of the areas in which having two separate individuals serve as Chairman of the Board and Chief Executive Officer is important in order to ensure that views that may differ from those of management are expressed. The Board also has standing Executive, Audit, and Compensation and Stock Option Committees.

Like many companies, we face a variety of risks, including credit risks, liquidity risks, operational risks, and other events beyond our reasonable control, many of which are further described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. It is the responsibility of management to develop and implement strategies to manage these risks and the Board, as a whole, has oversight responsibility for the Company’s overall strategic and operational risks. To assist in addressing the oversight of certain risks, the Board has also established an Audit Committee and a Compensation and Stock Option Committee.

Periodically, the Board’s Audit Committee meets with management and the Company’s independent registered public accountants and discusses: (a) current business trends affecting the Company; (b) the major risks facing the Company; (c) the steps management has taken to monitor and control such risk factors; and (d) the adequacy of internal controls that could significantly affect the Company’s financial statements. The Compensation and Stock Option Committee reviews and assesses the Company’s compensation programs and their effectiveness by aligning the interest of programs with the interest of our shareholders. The Board believes that its current leadership structure assures the appropriate level of management oversight and independence.

Shareholder Communications

We encourage shareholder communications with directors. Shareholders may communicate with a particular director, all directors or the Chairman of the Board by mail or courier addressed to any of them or the entire Board in care of Steven A. Fitzpatrick, Secretary, Universal Truckload Services, Inc., 12755 E. Nine Mile Road, Warren, Michigan 48089. All correspondence will be forwarded to the person to whom it is addressed.

The standing committees of our Board of Directors currently consist of an Executive Committee, an Audit Committee and a Compensation and Stock Option Committee.

Executive Committee

Our Executive Committee for the current term is composed of Messrs. Rogers, Matthew T. Moroun and Wahby. The Executive Committee held no meetings in 2014.

Audit Committee

Our Audit Committee is governed by a written charter, which is also available free of charge on our website, www.goutsi.com, in the Investor Relations section under the heading, “Corporate Governance.”

Our Audit Committee for the current term is composed of Messrs. Casaroll, Urban and Wahby, with Mr. Wahby serving as Chairman. Our Board has determined that Messrs. Casaroll, Urban and Wahby are “independent” as defined under and required by the federal securities laws and the rules of The Nasdaq Global Select Market, including Rule 10A-3(b)(1) under the Exchange Act. That is, the Board has determined that none of them has a relationship with us that may interfere with their independence from us and our management. During 2014, the Audit Committee met five times. Four were regular meetings and one was a special meeting.

The principal duties and responsibilities of our Audit Committee are as follows:

•	to review and discuss with management the annual and quarterly financial statements, internal control reports, and other relevant reports submitted by the independent registered public accountants;

•

to review with management and the independent registered public accountants each Quarterly Report on Form 10-Q and recommend to the Board whether the financial statements should be included in the Annual Report on Form 10-K;

•	to review earnings press releases with management;

•	to select, evaluate, oversee, compensate, annually review the performance of and, when appropriate, replace the independent registered public accountants;

•	to review any problems or difficulties that the independent registered public accountants bring to its attention and management’s response thereto;

•	to review the independent registered public accountants’ audit report and management’s report on internal controls over financial reporting;

•

to discuss with the independent registered public accountants all critical accounting policies and practices, all alternative treatments of financial information, material written communication between the independent registered public accountants and management and the quality of our accounting principles;

•

to obtain and review, at least annually, an independent registered public accountants’ report describing the independent registered public accountants’ internal quality-control procedures, any material issues raised by the most recent internal quality-control review of the independent registered public accountants or any inquiry by governmental authorities, and all relationships between us and the independent registered public accountants;

•

to review and pre-approve both audit and nonaudit services to be provided by the independent registered public accountants, and to engage in dialogue with the independent registered public accountants regarding any services or relationships which might impact the independent registered public accountants’ objectivity;

•	to review and approve related party transactions;

•	to establish and maintain procedures to receive, retain and process complaints regarding accounting, internal accounting controls, or auditing matters;

•	to review the activities and qualifications of the internal audit function; and

•	to report periodically to our full Board with respect to any issues raised by the foregoing.

Our Board has determined that Mr. Wahby qualifies as an “audit committee financial expert” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K of the Securities and Exchange Commission, or SEC, and has the “financial sophistication” required under the rules of The Nasdaq Global Select Market. Under SEC regulations, a person who is determined to be an audit committee financial expert will not be deemed an expert for any purpose, including without limitation for purposes of Section 11 of the Securities Act of 1933, as amended, or the Securities Act, as a result of being designated or identified as an audit committee financial expert. The designation or identification of a person as an audit committee financial expert does not (i) impose on such person any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the Audit Committee and Board in the absence of such designation or identification or (ii) affect the duties, obligations or liability of any other member of the Audit Committee or Board.

REPORT OF THE AUDIT COMMITTEE1

The Audit Committee assists the Board in overseeing the Company’s financial reporting process. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting and disclosure controls and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 with management, including a discussion of the adequacy and quality of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee is responsible for reviewing, approving and managing the engagement of the Company’s independent registered public accounting firm, including the scope, extent and procedures of the annual audit and compensation to be paid therefore, and all other matters the Audit Committee deems appropriate, including the independent registered public accounting firm’s accountability to the Board and the Audit Committee. The Audit Committee discussed with BDO, the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2014, which is responsible for expressing an opinion on the conformity of our audited financial statements with U.S. generally accepted accounting principles, the judgment of BDO as to the acceptability and quality of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee also discussed and reviewed with BDO the results of BDO’s audit of the financial statements and internal control over financial reporting. In addition, the Audit Committee has received from BDO the written disclosures and the letter required by applicable requirements of the PCAOB regarding BDO’s communications with the Audit Committee concerning independence and discussed with BDO its own independence from management and the Company. The Audit Committee also considered whether the provision of non-audit services was compatible with maintaining BDO’s independence.

The Audit Committee discussed with BDO the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accountants with and without management present, to discuss the results of its audit, its evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting. The Audit Committee held five meetings during the fiscal year ended December 31, 2014.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

[1]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Universal Truckload Services, Inc. under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Audit Committee:

Joseph J. Casaroll

Richard P. Urban

Ted B. Wahby, Chairman

Compensation and Stock Option Committee

Our Board has adopted a written charter for the Compensation and Stock Option Committee. The Compensation and Stock Option Committee Charter is posted on our website, www.goutsi.com, in the Investor Relations section under “Corporate Governance”, and is available free of charge through our website.

Our Compensation and Stock Option Committee for the current term of the Board is composed of Matthew T. Moroun, Manuel J. Moroun and Ted B. Wahby. Messrs. Matthew T. Moroun and Manuel J. Moroun are not independent directors.

The principal duties of the Compensation and Stock Option Committee are as follows:

•	to determine, or recommend for determination by our Board of Directors, the compensation of our chief executive officer and other executive officers;

•	to establish, review and consider employee compensation policies and procedures;

•	to review and approve, or recommend to our Board of Directors for approval, any employment contract or similar arrangement between the company and any executive officer of the Company; and

•	to review, monitor, and make recommendations concerning long-term incentive compensation plans, including the use of stock options and other equity-based plans.

The Compensation and Stock Option Committee does not use the services of compensation consultants in determining or recommending executive officer and/or director compensation.

The Compensation and Stock Option Committee met one time during 2014, at which the Committee approved the Compensation and Stock Option Committee Report on Executive Compensation to be included in the 2014 Proxy Statement.

Director Nomination Process

The Board of Directors has no standing nominating committee or any committee performing the functions of a nominating committee. The Board believes that, based on the evaluations conducted by its members, as described below, it is not necessary to have a standing nominating committee at this time. The full Board recommends nominees for the position of director, for shareholder consideration. Our Board of Directors has not adopted specific minimum qualifications that it believes must be met by a person it recommends for nomination as a director. The Board has determined that the Board as a whole must have the right diversity, mix of characteristics and skills for the optimal functioning of the Board in its oversight of the Company. In selecting director nominees, the directors take into account all factors they consider appropriate, which may include experience, accomplishments, education, understanding of our business and the industry in which we operate, specific skills, general business acumen, and personal and professional integrity. The directors believe that continuity in leadership and Board tenure will maximize the Board’s ability to exercise meaningful Board oversight. The directors generally consider as potential candidates those incumbent directors interested in standing for reelection whom the directors believe have satisfied director performance expectations, including regular attendance at, preparation for and meaningful participation in Board and committee meetings. The directors also consider compliance with independence rules as mandated by federal securities laws and the rules of The Nasdaq Global Select Market, and the need to have at all times at least one “audit committee financial expert” who possesses the requisite “financial sophistication” for such a role.

Shareholder Recommendations for Director Nominees

It is generally the policy of the Board to consider the shareholder recommendations of proposed director nominees, if such recommendations are serious and timely received. To be considered “timely received,” recommendations must be received in writing at our principal executive offices, 12755 E. Nine Mile Road, Warren, Michigan, 48089, no later than December 1, 2015, the date that is 120 days before March 30, 2016. In addition, any shareholder director nominee recommendation must include the following information:

•	the proposed nominee’s name and qualifications and the reason for such recommendation;

•	the name and record address of the shareholder proposing such nominee; and

•	a description of any financial or other relationship between the shareholder and such nominee or between the nominee and us or our subsidiaries.

In order to be considered by the Board, any candidate proposed by one or more shareholders will be required to submit appropriate biographical and other information equivalent to that required of all other director candidates.

The nominees for director for this 2015 annual meeting were all recommended by the Board.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all our directors, executive and financial officers and employees. The Code of Business Conduct and Ethics has been posted on our website at www.goutsi.com in the Investor Relations section under the heading, “Corporate Governance”, and is available free of charge through our website. We will post information regarding any amendment to, or waiver from, our Code of Business Conduct and Ethics for executive and financial officers and directors on our website in the Company section under the Investor Relations section under the heading, “Corporate Governance.”

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own beneficially more than ten percent (10%) of the shares of our Common Stock, to file reports of ownership and changes of ownership with the SEC. Copies of all filed reports are required to be furnished to us pursuant to Section 16(a). Based solely on the reports received by us and on written representations from reporting persons, we believe that the current directors and executive officers complied with all applicable filing requirements during the fiscal year ended December 31, 2014.

SECURITY OWNERSHIP BY MANAGEMENT AND OTHERS

We had outstanding 29,975,284 shares of Common Stock on March 6, 2015. The Common Stock constitutes the only class of our outstanding voting securities.

The table below sets forth the number of shares of our Common Stock beneficially owned and the percentage ownership of our Common Stock for the following persons:

•	each person that beneficially owns 5% or more of our Common Stock;

•	each of our directors;

•	each of our executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the federal securities rules that generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. In computing the number of shares beneficially owned by a person or group and the percentage ownership of that person or group, shares subject to options or warrants held by that person or member of that group that are or will become exercisable within 60 days are deemed outstanding, although the shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percentage
Greater than 5% owners:
Matthew T. Moroun (1)(2)(4)(5)(8)	13,631,215	45.47%
Manuel J. Moroun Revocable Trust (1)(2)(3)(5)	7,161,462	23.89%
Manuel J. Moroun (1)(2)(3)(4)(5)	752,155	2.51%
Directors:
Frederick P. Calderone (1)	—	—
Joseph J. Casaroll (1)(5)	500	*
Daniel J. Deane (1)	—	—
Michael A. Regan (1)	—	—
Daniel C. Sullivan (1)(5)	2,000	*
Richard P. Urban (1)(5)	5,000	*
Ted B. Wahby (1)	—	—
H.E. “Scott” Wolfe (1)(5)	52,565	*
Executive Officers
Jeffrey A. Rogers (1)(4)(6)	10,000	*
David A. Crittenden (1)(7)	9,135	*
All directors and executive officers as a group (13 persons)	21,624,032	72.14%

(1)	The address for this person is c/o Universal Truckload Services, Inc., 12755 E. Nine Mile Road, Warren, Michigan 48089.
(2)	Matthew T. Moroun is the son of Manuel J. Moroun. The Morouns have agreed to vote their shares as a group. The table above reflects the actual number of shares that each of them owns. Each of Matthew T. Moroun and Manuel J. Moroun disclaims beneficial ownership of the shares owned by the other.
(3)	All shares are held by the Manuel J. Moroun Revocable Trust U/A/D 3/24/77, as amended and restated on December 22, 2004. Voting and investment power over this trust is exercised by Manuel J. Moroun, as trustee.
(4)	This person is also a member of the Board of Directors of the Company.
(5)	This person owns the listed shares directly and not by virtue of any right to acquire the shares.
(6)	On March 5, 2015, the Company’s Compensation and Stock Option Committee of the Board of Directors granted Mr. Rogers 10,000 shares of restricted stock. The grant vested 25% on March 5, 2015, and an additional 25% will vest on each anniversary of the grant through March 5, 2018, subject to continued employment with the Company.
(7)	On December 20, 2012, the Company’s Board of Directors granted Mr. Crittenden 9,135 shares of restricted stock. The grant vested 20% on December 20, 2012, and an additional 20% will vest on each anniversary of the grant through December 20, 2016, subject to continued employment with the Company (see the Outstanding Equity Award Table).
(8)	Includes 2,000,000 shares pledged as security by Matthew T. Moroun.
(*)	Less than 1%

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The Compensation and Stock Option Committee of our Board of Directors, or, for purposes of this Section, the Committee, has the responsibility for establishing, implementing and continually monitoring our compensation philosophy. The Committee’s philosophy is to provide our executive leadership total compensation that is competitive in its forms and levels, as compared to companies of similar size and business area. Generally, the types of compensation and benefits provided to our executive officers are similar to that provided to executive officers by other companies.

Compensation Objectives and Philosophy

The Committee’s philosophy is intended to assist us in attracting, motivating and retaining executives with superior leadership and management abilities and to create incentives among those individuals to meet or exceed company and individual objectives. The philosophy is designed to align the named executive officers’ incentives with the expectations of our shareholders, which are to increase the financial strength, competitive positioning and overall value of the company. The compensation program is designed to reward those executives who successfully manage their respective area of the company in cooperation with employees and other executives. The relationship between individual objectives among our executives leads to a cohesive entity that will potentially meet or exceed overall goals as a result of having individuals meet their specific objectives. Consistent with this philosophy, the Committee determines a total compensation structure for each officer consisting primarily of salary, bonus and long-term incentive awards. The proportions of the various elements of compensation vary among the officers depending upon their levels of responsibility, their specific personal goals, and their role in the achievement of annual, long-term and strategic goals by us.

Role of Executive Officers in Compensation Decisions

Currently, the Committee reviews, establishes and recommends to the Board for approval the salaries and bonuses of our named executive officers, subject to any employment agreements in effect with the executive officers. Salary and bonus levels are established after discussions with our executive officers and are intended to be competitive with the average salaries and bonuses of executive officers in comparable companies. In addition, the Committee recommends to the Board the granting of long-term incentives under our Stock Incentive Plan to named executive officers and other selected employees, directors and consultants, and otherwise administers our Stock Incentive Plan. Neither the Committee nor the Board hired a compensation consultant with respect to 2014 compensation.

Risk Assessment of Compensation Programs

We have conducted a review of our compensation programs, including our annual cash and other compensation programs. We believe that our policies and practices are designed to reward individual performance based on our overall company performance and are aligned with the achievement of both long-term and short-term company goals. Our base salaries are consistent with similar positions at comparable companies and the two components of our bonus programs, operating ratios and revenue growth, are directly tied to the overall success of the organization. In addition, any bonuses awarded under the plans are generally payable over a five-year period. Based on our review of our programs, including the above noted items, we have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Named Executive Officers of Universal

Our executive officers are Jeffrey A. Rogers and David A. Crittenden, and our former executive officers are H.E. “Scott” Wolfe and Donald B. Cochran.

Name	Age	Position
Jeffrey A. Rogers (1)	52	Chief Executive Officer
David A. Crittenden	52	Chief Financial Officer and Treasurer
H.E. “Scott” Wolf (2)	69	Former Chief Executive Officer
Donald B. Cochran (3)	64	Former President and Vice Chairman of Board

(1)	Mr. Rogers was appointed Executive Vice President on June 3, 2014, and he became Chief Executive Officer effective December 31, 2014.
(2)	Mr. Wolfe retired as Chief Executive Officer effective as of December 31, 2014. Mr. Wolfe remains a director of the Company.
(3)	Mr. Cochran retired as President and Vice Chairman of the Board as of January 27, 2015.

Information regarding Mr. Wolfe’s and Mr. Cochran’s compensation for 2014 is included in this Compensation Discussion and Analysis and the executive compensation tables that follow.

Annual Cash Compensation

In order to stay competitive with other companies in our peer group, we pay our named executive officers commensurate with their experience and responsibilities. Cash compensation is divided between base salary and cash incentives.

Base Salary. Each of our named executive officers receives a base salary to compensate him or her for services performed during the year. Base salaries for our named executive officers are established based on the scope of their responsibilities, their level of experience and expertise, and their abilities to lead and direct the company and achieve various financial and operational objectives. Our general compensation philosophy is to pay executive base salaries that are competitive with the salaries of executives in similar positions, with similar responsibilities, at comparable companies. We have not benchmarked our named executive officer base salaries against the base salaries at any particular company or group of companies. The base salaries of our named executive officers are established in accordance with their employment agreements. Base salaries are reviewed and adjusted, where applicable, by the Committee on an annual basis after taking into account individual responsibilities, performance and expectations. The base salaries paid to our named executive officers are set forth below in the “Summary Compensation Table.”

Annual Non-Equity Incentive Compensation. It is the Committee’s practice to award an annual cash bonus to each of the named executive officers as part of his or her annual compensation. Bonuses are intended to provide executives with an opportunity to receive additional cash compensation, and are based on individual performance and our performance. This practice is consistent with the Committee’s philosophy of supporting a performance-based environment and aligning the interests of management with the interests of the shareholders. The bonuses, if any, earned by our named executive officers in 2014 are set forth below in the “Summary Compensation Table.”

In February 2015, as authorized by the Board, the Committee awarded a discretionary cash bonus to Jeffrey A. Rogers, our CEO, in the amount of $150,000 and to David A. Crittenden, our Chief Financial Officer and Treasurer, in the amount of $30,000. The terms of Mr. Rogers’ bonus provided that 100% of the bonus was paid immediately. The terms of Mr. Crittenden’s bonus provided that the bonus be payable in five equal installments beginning in 2015, subject to his continued employment with the Company.

Messrs. Wolfe and Cochran will continue to collect any unpaid amounts from their prior bonus awards in accordance with the terms of such bonus awards, without regard to their retirement from the Company.

Our incentive compensation plan for executive officers is not intended to satisfy the requirements under Section 162(m) of the Internal Revenue Code of 1986 (and the rules and regulations promulgated thereunder) regarding the disqualification of payments made from deductibility under federal income tax law.

Other Compensation

Long-Term Incentive Compensation. Long-term incentive grants are awarded to our named executive officers as part of our overall compensation package, and are provided through stock options or restricted stock granted under our Stock Incentive Plan. The stock options and restricted stock are consistent with our philosophy and represent an additional vehicle for aligning management’s interests with the interests of our shareholders. When determining the amount of long-term incentive grants to be awarded to our named executive officers, the Committee considers, among other factors, the business performance of the Company, the responsibilities and performance of the executive, and the performance of our stock price. In 2014, the Committee did not grant any awards of long-term incentives to our named executive officers.

Perquisites and Other Personal Benefits. We provide our named executive officers with perquisites and other personal benefits that we and the Committee believe are reasonable and consistent with our overall compensation program and philosophy, to help us to attract and retain superior employees for key positions. The primary perquisites we provide to our named executive officers are the provision of a car allowance, personal club dues and payment of life insurance premiums. Currently, we have no formal plan regarding perquisites, and therefore, perquisites are not uniformly provided to the named executive officers and will likely continue to be provided on a discretionary basis.

The executive officers, including our named executive officers, are also eligible to participate in other benefit plans on the same terms as our other employees. As part of its ongoing review of executive compensation, the Committee intends to periodically review the perquisites and other personal benefits provided to our named executive officers and other key employees.

Potential Payments Upon Termination or Change in Control. We have entered into employment agreements with our named executive officers which provide severance payments under specified conditions. These severance payments are described below in the section entitled “Compensation of Executive Officers – Severance Arrangements.” We feel that the inclusion of such provisions in executive employment agreements helps us to attract and retain well-qualified executives, and is essential to our long-term success.

Tax and Accounting Implications

Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on our tax returns of compensation over $1,000,000 to our Chief Executive Officer and certain other executive officers. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (compensation paid only if the individual’s or the Company’s performance meets pre-established objective goals based on performance criteria approved by the shareholders). We have not established a policy at this time regarding qualifying compensation paid to our executive officers for deductibility under Section 162(m); however, we periodically review the potential consequences of Section 162(m) and may structure some or all of the compensation for our executive officers so that it will not be subject to the deduction limitations of Section 162(m).

Accounting for Stock-Based Compensation. The Company records compensation expense for restricted stock or stock options granted on or after January 1, 2006, if any. During 2014, 2013 and 2012, the Company recorded $1,485,000, $585,000, and $586,000, respectively, in compensation expense for vested restricted stock awards that were granted during 2012. No options were granted in 2014, 2013 or 2012.

Summary Compensation Table

The following table sets forth information for the fiscal years ended December 31, 2014, 2013 and 2012 concerning the compensation of our “named executive officers”:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards (3)($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (5)	Total ($)
Jeffrey A. Rogers	2014	207,711	150,000	—	—	—	—	60	357,771
Chief Executive
Officer
David A. Crittenden	2014	332,200	30,000	—	—	—	—	9,219	371,419
Chief Financial	2013	300,459	—	—	—	318,500	—	8,833	627,792
Officer and Treasurer	2012	268,516	—	149,997	—	238,979	—	7,887	665,379
H. E. “Scott” Wolfe	2014	450,008	—	—	—	—	—	8,424	458,432
Former Chief	2013	428,693	—	—	—	441,000	—	8,307	878,000
Executive Officer	2012	405,327	—	1,500,000	—	378,250	—	7,714	2,291,291
Donald B. Cochran	2014	443,404	—	—	—	—	—	13,119	456,523
Former President and	2013	422,292	—	—	—	—	—	13,108	435,400
Vice Chairman	2012	402,168	—	—	—	84,455	—	13,087	499,710

(1)	Mr. Rogers’ Salary for 2014 reflects the amount earned in 2014 since joining the Company in June 2014. Mr. Rogers became Chief Executive Officer effective December 31, 2014, upon Mr. Wolfe’s retirement. Under his Employment Agreement, Mr. Rogers will receive an annual base salary of $400,000, subject to annual review and adjustment.
(2)	Included in Bonus in 2014 is a $150,000 discretionary cash bonus awarded to Mr. Rogers, paid in 2015; and a $30,000 discretionary cash bonus awarded to Mr. Crittenden, payable in five equal installments beginning in 2015, subject to continued employment on each payment date.
(3)	On December 20, 2012, the Company’s Board of Directors granted Mr. Wolfe 91,352 shares and Mr. Crittenden 9,135 shares of restricted stock. The grants vested 20% on December 20, 2012, and an additional 20% will vest on each anniversary of the grant through December 20, 2016, subject, in the case of Mr. Crittenden, to continued employment with the Company. Any unvested shares of restricted stock held by Mr. Wolfe immediately prior to his retirement became fully vested as a result of his retirement. The dollar amount reported represents the fair value of the award on the grant date as computed in accordance with FASB Topic 718. Assumptions used in the valuation are discussed in Note 13 “Stock Based Compensation” to the Financial Statements included in Item 8 of our Annual Reports on Forms 10-K for the years ended December 31, 2014, 2013 and 2012.
(4)	Included in Non-Equity Incentive Plan Compensation in 2013 is a $318,500 cash bonus earned under our short-term incentive compensation plan of 98% of Mr. Crittenden’s base salary in effect at December 31, 2013, payable in five equal installments beginning in 2014, subject to continued employment on each payment date; and a $441,000 cash bonus earned under our short-term incentive compensation plan of 98% of Mr. Wolfe’s base salary in effect at December 31, 2013, payable in five equal installments beginning in 2014. Included in Non-Equity Incentive Plan Compensation in 2012 is a $238,979 cash bonus earned under our short-term incentive compensation plan of 89% of Mr. Crittenden’s base salary in effect at December 31, 2012, payable in five equal installments beginning in 2013, subject to continued employment on each payment date; a $378,250 cash bonus earned under our short-term incentive compensation plan of 89% of Mr. Wolfe’s base salary in effect at December 31, 2012, payable in five equal installments beginning in 2013; and a $84,455 cash bonus earned in 2012, and payable in installments over the next five years beginning in 2013, under the Universal Truckload Services, Inc. Incentive Compensation Plan for Calendar Year 2012 for Mr. Cochran.
(5)

Included in All Other Compensation in 2014 is $60 in term life insurance premiums for Mr. Rogers; $9,100 in car allowance and $119 in term life insurance premiums for Mr. Crittenden; $6,865 in dues associated with a club membership, $1,440 for a car allowance and $119 in term life insurance premiums for Mr. Wolfe; and $13,000 in car allowance and $119 in term life insurance premiums for Mr. Cochran. Included in All Other Compensation in 2013 is $8,725 in car allowance and $108 in term life insurance premiums for Mr. Crittenden; $6,759 in dues associated with a club membership, $1,440 for a car allowance and $108 in term life insurance premiums for

Mr. Wolfe; and $13,000 in car allowance and $108 in term life insurance premiums for Mr. Cochran. Included in All Other Compensation in 2012 is $7,800 in car allowance and $87 in term life insurance premiums for Mr. Crittenden; $6,187 in dues associated with a club membership, $1,440 for a car allowance and $87 in term life insurance premiums for Mr. Wolfe; and $13,000 in car allowance and $87 in term life insurance premiums for Mr. Cochran.

Employment Agreements

Jeffrey A. Rogers

We are party to an employment agreement with Jeffrey A. Rogers, our Chief Executive Officer, entered into on June 3, 2014. The employment agreement provides for an annual base salary of $400,000, subject to annual review and adjustment. Mr. Rogers is eligible for an annual cash bonus to be determined pursuant to performance criteria to be established by the Board of Directors. He is also eligible for discretionary grants of stock options, restricted stock, restricted stock purchase rights, stock appreciation rights, phantom stock units, restricted stock units and unrestricted stock under our Stock Incentive Plan. The employment agreement also provides Mr. Rogers with fringe benefits provided by us to all of our employees in the normal course of business.

We may terminate Mr. Rogers’ employment at any time for just cause which includes: conviction of a crime, moral turpitude, gross negligence in the performance of duties, intentional failure to perform duties, insubordination or dishonesty. The Company may also terminate Mr. Rogers’ employment if it is determined by the Board of Directors that the best interests of the Company would be served by such termination; provided that, if such termination is without cause, Mr. Rogers will be entitled to receive his base salary for a period of six months following such termination. The employment agreement also provides Mr. Rogers the right to terminate his employment with the Company upon three months’ prior written notice to the Company. Mr. Rogers’ employment with the Company will be terminated upon Mr. Rogers’ death and may be terminated by the Company upon Mr. Rogers’ continued disability for a period of three consecutive months.

David A. Crittenden

Mr. Crittenden’s 2014 compensation was based on his employment agreement with LINC that was entered into on September 7, 2010. Effective April 7, 2014, Mr. Crittenden’s annual base salary was increased to $335,400. In addition, Mr. Crittenden is eligible to receive a discretionary bonus and other incentive compensation as approved by our board of directors or Compensation and Stock Option Committee from time to time. Mr. Crittenden is entitled to the fringe benefits provided to all of its employees in the normal course of business. He is also eligible for discretionary grants of stock options, restricted stock, restricted stock purchase rights, stock appreciation rights, phantom stock units, restricted stock units and unrestricted stock under our Stock Incentive Plan. Mr. Crittenden is reimbursed for all reasonable and necessary business expenses, subject to business expense policies in effect from time to time.

Under the 2010 agreement, Mr. Crittenden’s employment will immediately terminate (1) upon death or (2) for just cause, which includes: conviction of a crime, moral turpitude, gross negligence in the performance of duties, intentional failure to perform duties, insubordination or dishonesty. His employment may be terminated due to his medical disability (as described in the employment agreement). Mr. Crittenden may voluntarily terminate his employment upon 90 days written notice.

Upon the termination of Mr. Crittenden’s employment agreement, we have the right to retain him as an independent consultant under an exclusive consulting contract.

H. E. “Scott” Wolfe

We previously had an employment agreement with Mr. Wolfe, our former Chief Executive Officer, and the term of his employment agreement expired on December 31, 2014.

Donald B. Cochran

We had an employment agreement with Mr. Cochran, our former President and Vice Chairman, dated January 16, 2013. Mr. Cochran’s employment agreement terminated upon his retirement from the Company on January 27, 2015.

Severance Arrangements

The information below describes certain compensation and benefits to which our named executive officers are entitled if their employment is or has been terminated under certain circumstances. The table at the end of this section provides the amount of compensation and benefits that would have become payable under existing contractual arrangements assuming a termination of employment had occurred on December 31, 2014, given the named executive officers’ compensation and service levels as of such date, except that the information has been adjusted to reflect the actual compensation and benefits payable to Mr. Wolfe in connection with his retirement effective as of December 31, 2014 and to Mr. Cochran in connection with his retirement on January 27, 2015. Except for the disclosures related to the triggering events for Messrs. Wolfe and Cochran, there can be no assurance that an actual triggering event would produce the same or similar results as those estimated if such event occurs on any other date or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

Mr. Rogers. Pursuant to his employment agreement, if we terminate Mr. Rogers without cause, as defined in his employment agreement, he will continue to receive his salary and benefits for a period of 6 months. If we terminate him due to a medical disability which renders him unable to perform the essential functions of his employment, his compensation shall be continued for 3 months from the date of his disability. Thereafter, he will continue to receive any earned but unpaid bonus. Mr. Rogers has agreed not to compete with us for a six-month period following the end of his employment with us. If Mr. Rogers’ employment is terminated due to his death, his estate will be entitled to receive his salary, benefits and earned but unpaid bonus through the date of his death.

Mr. Crittenden. Pursuant to his employment agreement with LINC, if Mr. Crittenden is terminated without cause, as defined in his employment agreement, he will continue to receive his then-current salary and benefits for a period of 12 months. In addition, any deferred bonus owed to Mr. Crittenden in the calendar year of the termination will be paid. If he is terminated due to a medical disability which renders him unable to perform the essential functions of his employment, he will be paid his salary, benefits and earned but unpaid bonus through the date of his disability. If Mr. Crittenden’s employment is terminated due to his death, his estate will be entitled to receive his salary, benefits and earned but unpaid bonus through the date of his death. In addition, pursuant to his 2012 restricted stock award, if Mr. Crittenden’s employment is terminated without cause or due to his death or disability or upon his retirement after reaching age 65, all of his unvested shares of restricted stock will vest immediately.

Mr. Wolfe. Mr. Wolfe’s employment agreement with the Company expired on December 31, 2014. Under that agreement, although we have no severance obligations to Mr. Wolfe, he has agreed not to compete with us for a one-year period following the end of his employment with us. Mr. Wolfe is entitled to receive his earned but unpaid bonuses through the date of his retirement. In addition, all unvested shares of restricted stock granted to Mr. Wolfe in 2012 vested immediately upon his retirement under the terms of his restricted stock agreement.

Mr. Cochran. In connection with Mr. Cochran’s retirement from the Company on January 27, 2015, Mr. Cochran’s employment agreement was terminated by mutual agreement. We agreed with Mr. Cochran that he will be entitled to receive 47 weeks of severance compensation at a rate of $6,964 per week. Additionally, commencing immediately after the severance payments have been completed, Mr. Cochran will receive an amount totaling $215,884 and payable at a rate of $6,964 per week for 31 weeks. The Company’s payment obligations are subject to non-competition and other customary separation provisions. In addition, Mr. Cochran is entitled to receive his earned but unpaid bonuses through the date of his retirement.

The table below sets forth the estimated value of the potential payments to each of the named executive officers, assuming the executive’s employment had terminated on December 31, 2014, except that the information has been adjusted to reflect the actual compensation and benefits payable to Mr. Wolfe in connection with his retirement effective as of December 31, 2014 and to Mr. Cochran in connection with his retirement on January 27, 2015. Except for Messrs. Wolfe and Cochran, these figures are based on the employment agreements in effect on December 31, 2014.

	Termination Payments Not In Connection with a Change of Control

Name	Termination without cause(1)	Termination due to medical disability	Termination due to death
Jeffrey A. Rogers
Severance	$200,000	$250,000	$150,000
David A. Crittenden (2)
Severance	$335,400	$583,907	$583,907
H. E. “Scott” Wolfe (3)
Severance	$814,750	$814,750	$814,750
Donald B. Cochran (4)
Severance	$599,251	$599,251	$599,251

(1)	In addition to the provisions regarding a termination without cause described above and reflected in this table, pursuant to each Mr. Rogers’ and Mr. Crittenden’s employment agreement, upon three months written notice each has the right to terminate his employment relationship with us. Upon receipt of such notice we have the right to immediately terminate the named executive officer. In the event of the named executive officer’s immediate termination, he is entitled to receive his base salary and benefits for the three-month period following his termination.
(2)	The amounts set forth in the table above reflect the Company’s actual payment obligations to Mr. Crittenden and do not include $104,176 in outstanding restricted stock awards based on the closing market price per share of $28.51 of our common stock on December 31, 2014 as reported on The NASDAQ Global Select Market, for which vesting would be accelerated upon termination without cause, due to medical disability or death.
(3)	Mr. Wolfe retired as Chief Executive Officer of the Company on December 31, 2014. The amounts set forth in the table above reflect the Company’s actual payment obligations to Mr. Wolfe under the terms of his previous employment agreement and do not include $1,041,812 in outstanding restricted stock awards that vested immediately upon his retirement, based on the closing market price per share of $28.51 of our common stock on December 31, 2014 as reported on The NASDAQ Global Select Market.
(4)	Mr. Cochran retired as President and Vice Chairman of the Company on January 27, 2015. The amounts set forth in the table above reflect the Company’s actual payment obligations to Mr. Cochran under the terms of his previous employment agreement.

Grants of Plan-Based Awards

Each of our named executive officers is eligible to receive discretionary bonus awards and stock option and restricted stock grants under our Stock Incentive Plan. No options or restricted stock awards were granted in 2014. As of March 6, 2015, a total of 306,880 shares of common stock remain available for future awards under the Stock Incentive Plan.

Outstanding Equity Awards Table

The following table sets forth information concerning the outstanding equity awards previously awarded to the named executive officers as of December 31, 2014:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END, AS OF DECEMBER 31, 2014

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable
Jeffrey A. Rogers (1)	—	—	—	—	—	—	—	—	—
David A. Crittenden	—	—	—	—	—	3,654	104,176	—	—
H.E. “Scott” Wolfe	—	—	—	—	—	—	—	—	—
Donald B. Cochran	—	—	—	—	—	—	—	—	—

(1)	The table above reflects outstanding equity awards as of December 31, 2014 and does not reflect the grant of 10,000 shares of restricted stock to Mr. Rogers on March 5, 2015. The grant vested 25% on March 5, 2015, and an additional 25% will vest on each anniversary of the grant through March 5, 2018, subject to continued employment with the Company.

Options Exercised and Stock Vested

On December 20, 2012, we granted a total of 100,487 restricted shares of our common stock to Messrs. Wolfe and Crittenden. These grants vested 20% on the grant date, and an additional 20% will vest on each anniversary of the grant date through December 20, 2016, subject to the officer’s continued employment with us. On December 20, 2014, grants of 18,270 and 1,827 restricted shares of our common stock vested for Messrs. Wolfe and Crittenden, respectively. On December 31, 2014, 36,542 shares of restricted stock previously granted to Mr. Wolfe vested automatically upon Mr. Wolfe’s retirement from the Company, in accordance with the terms the grant.

The following table sets forth information concerning the options exercised and stocks vested for the fiscal year ended December 31, 2014, for each of our named executive officers:

OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Exercise ($)
Jeffrey A. Rogers (1)	—	—	—	—
David A. Crittenden	—	—	1,827	51,686
H.E. “Scott” Wolfe	—	—	54,812	1,558,671
Donald B. Cochran	—	—	—	—

(1) The table above reflects option exercises and stock vested during the fiscal year ended December 31, 2014, and does not reflect the grant of 10,000 shares of restricted stock to Mr. Rogers on March 5, 2015. The grant vested 25% on March 5, 2015, and an additional 25% will vest on each anniversary of the grant through March 5, 2018, subject to continued employment with the Company.

Pension Benefits Table

We do not offer, and the named executive officers did not participate in, any pension plan during any period while employed by us.

Non-Qualified Deferred Compensation

We do not offer, and the named executive officers did not participate in, any non-qualified deferred compensation programs during the fiscal year ended December 31, 2014.

COMPENSATION OF DIRECTORS

Director Compensation Table

The following table sets forth the compensation information for the one year period ending December 31, 2014, for each member of our Board of Directors:

DIRECTOR COMPENSATION FOR THE YEAR ENDED DECEMBER 31, 2014

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (2)	Total ($)
Matthew T. Moroun	106,000	—	—	—	—	—	106,000
Manuel J. Moroun	24,200	—	—	—	—	100,000	124,200
Frederick P. Calderone	27,800	—	—	—	—	—	27,800
Joseph J. Casaroll	32,000	—	—	—	—	—	32,000
Daniel J. Deane	26,000	—	—	—	—	—	26,000
Michael A. Regan	27,800	—	—	—	—	—	27,800
Daniel C. Sullivan	27,800	—	—	—	—	1,976	29,776
Richard P. Urban	34,400	—	—	—	—	313	34,713
Ted B. Wahby	39,400	—	—	—	—	—	39,400

(1) Jeffrey A. Rogers, the Company’s Chief Executive Officer, H.E. “Scott” Wolfe, the Company’s former Chief Executive Officer, and Donald B. Cochran, the Company’s former President and Vice Chairman, are not included in this table as they were employees of the Company and receive no compensation for their services as directors. The compensation received by Messrs. Rogers, Wolfe and Cochran as employees is shown in the Summary Compensation Table.

(2) Included in All Other Compensation is $100,000 in consulting service fees for Mr. Manuel Moroun; and $1,976 of other out-of-pocket reimbursements for Mr. Sullivan; and $313 of other out-of-pocket reimbursements for Mr. Urban.

Additional Disclosures Regarding Director Compensation

Director compensation is determined by our Board of Directors. In April 2013, our Board of Directors adopted a director compensation policy pursuant to which each non-employee director, excluding the Chairman of the Board, will receive an annual cash retainer of $20,000, payable in quarterly installments. Our directors also will receive an additional payment of $1,800 for each meeting of the Board or Board committees that they attended in person, and $600 for each meeting that they attended by telephone. The Chairman of the Board will receive an annual cash retainer of $100,000, payable in quarterly installments. The Chairman of our Audit Committee will receive an additional annual cash retainer of $5,000, payable in quarterly installments. We also reimburse our non-employee directors for all out-of-pocket expenses incurred in the performance of their duties as directors, including expenses for food, lodging and transportation. Our employee directors do not receive any fees for attendance at meetings or for their service on our Board of Directors.

Additional information concerning transactions between us and entities affiliated with members of the Compensation and Stock Option Committee is included under the heading “Transactions with Management and Others and Certain Business Relationships.”

Compensation Committee Interlocks and Insider Participation

No member of our Compensation and Stock Option Committee has ever been an officer or employee of the Company.

No member of our Compensation and Stock Option Committee, and no member of our Board of Directors, serves as an executive officer of any entity that has one or more of our executive officers serving as a member of such entity’s board of directors or compensation committee.

Matthew T. Moroun is Vice Chairman and Manuel J. Moroun is President and CEO of CenTra, Inc., a related party under Item 404 of Regulation S-K. For further disclosure of relationships for Matthew T. Moroun and Manuel J. Moroun, see section, Key Relationships, above, and Transactions with Management and Others, and Certain Business Relationships, below.

COMPENSATION AND STOCK OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation and Stock Option Committee of the Board of Directors has reviewed and discussed the above section entitled “Compensation Discussion and Analysis” with management and, based on such review and discussion, recommended to the Board of Directors that this section be included in this Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2014.

Compensation and Stock Option Committee:

Matthew T. Moroun

Manuel J. Moroun

Ted B. Wahby

TRANSACTIONS WITH MANAGEMENT AND OTHERS

Policies and Procedures for Approving Related Person Transactions

As set forth in its charter, the Audit Committee of the Board of Directors reviews the material facts of any proposed Related Person Transactions, and is responsible for approving or denying such transactions.

Any transactions involving the following persons are reviewed as potential Related Person Transactions: (i) any person who is or was an executive officer, director or nominee for election as a director since the beginning of the last fiscal year; or (ii) any person or group who is a greater than 5% beneficial owner of the Company’s voting securities; or (iii) any immediate family member of any of the foregoing, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, and anyone residing in such person’s home (other than a tenant or employee).

In making its determination to approve or ratify, the Audit Committee considers such factors as (i) the extent of the Related Person’s interest in the Related Person Transaction, (ii) if applicable, the availability of other sources of comparable products or services, (iii) whether the terms of the Related Person Transaction are no less favorable than terms generally available in unaffiliated transactions under like circumstances, (iv) the benefit to the Company, and (v) the aggregate value of the Related Person Transaction. No director of the Company may engage in any Audit Committee discussion or approval of any Related Person Transaction in which he or she is a Related Person in such proposed transaction; provided however, that such director must provide to the Audit Committee all material information reasonably requested concerning the proposed Related Person Transaction.

The section below, entitled “Transactions with Management and Others and Certain Business Relationships,” sets forth in detail the Related Person Transactions to which the Company is currently a party.

Transactions with Management and Others and Certain Business Relationships

Registration Rights Agreement

Pursuant to an amended and restated registration rights agreement we entered into with Matthew T. Moroun and trusts controlled by Mr. Moroun and his father, Manuel J. Moroun on July 25, 2012, or the Registration Rights Agreement, we granted piggyback registration rights to trusts controlled by Manuel J. Moroun, Matthew T. Moroun, and their transferees.

As a result of these registration rights, if we propose to register any of our securities, other than a registration relating to our employee benefit plans or a corporate reorganization or other transaction under Rule 145 of the Securities Act, whether or not the registration is for our own account, we are required to give each of our shareholders that is party to the Registration Rights Agreement the opportunity to participate, or “piggyback,’’ in the registration. If a piggyback registration is underwritten and the managing underwriter advises us that marketing factors require a limitation on the number of shares to be underwritten, priority of inclusion in the piggyback registration generally is such that we receive first priority with respect to the shares we are issuing and selling.

The registration rights are subject to conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in the offering. We generally are required to pay the registration expenses in connection with piggyback registrations.

We incurred $500,000 of costs during 2014 related to an underwritten public offering of our common stock. Pursuant to the Registration Rights Agreement, we were responsible to pay for the cost of the offering. After deducting the underwriting discount and offering expenses, we did not have any remaining proceeds from the sale of our common stock.

Administrative Support Services

CenTra, Inc., or CenTra, is controlled by two of our directors, Matthew T. Moroun and Manuel J. Moroun, who also hold a controlling interest in the Company. Manuel J. Moroun serves as the CEO of CenTra. Matthew T. Moroun serves as Vice Chairman of CenTra’s board of directors. Frederick P. Calderone serves as Vice President of CenTra. CenTra, and affiliates of CenTra, provide administrative support services to us, including legal, human resources, and tax services. The cost of these services is based on the actual or estimated utilization of the specific services and is charged to the Company. These costs totaled $2,459,000 for 2014.

Arrangements with CenTra and its Affiliates that We Expect to Continue

In addition to the arrangements described under the headings, “Registration Rights Agreement” and “Administrative Support Services” described above, we are currently a party to a number of arrangements with CenTra and its affiliates that we expect to continue.

In the past, we have carried freight for CenTra and its affiliates and we expect to continue to do so in the ordinary course of our business. We have charged, and intend to continue charging for these services at market rates. Revenue for these services for 2014 totaled $308,000. Affiliates of CenTra have also provided transportation services in the ordinary course of business to us, at market rates. The cost of providing these services for 2014 totaled $930,000.

In connection with our transportation services, we also routinely cross the Ambassador Bridge between Detroit, Michigan and Windsor Ontario, and we pay tolls and other fees to certain related entities which are under common control with CenTra. CenTra also charges us for the direct variable cost of various maintenance, fueling and other operational support costs for services delivered at their trucking terminals that are geographically remote from our own facilities. Such activities are billed when incurred, paid on a routine basis, and reflect actual labor utilization, repair parts costs or quantities of fuel purchased. The cost of providing these services for 2014 totaled $1,320,000. We have also performed truck fueling and maintenance services for CenTra and its affiliates and we expect to continue to do so in the ordinary course of our business. Charges for such services totaled $87,000 in 2014. We believe that the rates we paid and received for these truck fueling and maintenance services reflect market rates.

We currently lease forty-three office, terminal and yard facilities from affiliates of CenTra, based on either month-to-month or contractual, multi-year lease arrangements which are billed and paid monthly. We paid an aggregate of $10,472,000 in rent and related costs to affiliates in 2014. We believe that the rent we currently pay for these properties is at market rates.

We purchase our workers’ compensation, property and casualty, and other general liability insurance from an insurance company controlled by our majority shareholders. Our employee health care benefits and 401(k) programs are also provided by this affiliate. We paid this affiliate $36,073,000 for 2014. We believe that the rates we paid for these services reflect market rates.

We may also assist affiliates with selected transportation and logistics services and we expect to continue to do so in the ordinary course of our business. We have charged, and intend to continue charging for these services at market rates. Revenue for these administrative and customer support services for 2014 totaled $71,000.

On March 12, 2015, we entered into an agreement with a company controlled by our majority shareholders, to provide IT infrastructure and services to host our accounting system in a data center environment. Initial setup costs are approximately $200,000 and recurring annual costs are estimated at $200,000, based on our anticipated number of users.

Other Related Person Transactions

During 2014, we purchased ten used tractors and one used trailer from an affiliate of CenTra for $800,000. We also sold forty-one used trailers to an affiliate of CenTra for $82,000.

We acquired selected assets, operations and businesses during 2014 in connection with international border crossing freight processing, customs documentation and compliance services from an affiliate of CenTra for approximately $100,000.

We also retained the law firm of Sullivan Hincks & Conway to provide legal services during 2014. Daniel C. Sullivan, a member of our Board, is a partner at Sullivan Hincks & Conway. Amounts paid for legal services during 2014 were $92,000.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The firm of BDO USA, LLP, or BDO, served as independent registered public accountants for the year-ended December 31, 2014 and has been selected by our Audit Committee to serve as our independent registered public accounting firm for the year ending December 31, 2015. Although the submission of this matter for approval by the shareholders is not legally required, the Board believes that such submission follows sound business practice and is in the best interests of the shareholders. If the appointment is not ratified by the holders of a majority of the shares present in person or by proxy at the Annual Meeting, we will consider the selection of another accounting firm. If such a selection were made, it may not become effective until 2016 because of the difficulty and expense of making such a substitution. A representative of BDO is expected to attend the Annual Meeting and will be available to respond to appropriate questions. That representative will have the opportunity to make a statement if he or she so desires.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BDO TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2015, AS SELECTED BY OUR AUDIT COMMITTEE.

Principal Accountant Fees and Services

The following table shows the fees for professional services for audit and other services of our principal accountant, BDO, for 2014 and 2013:

	2014	2013
Audit Fees (1)	$495,132	$453,183
Audit-Related Fees (2)	—	—
Tax Fees (3)	—	—
All Other Fees (4)	—	—

	$495,132	$453,183

(1)	Audit fees includes fees billed for professional services for the audits of our financial statements included in our Annual Report on Form 10-K, and reviews of our financial statements included in our Quarterly Reports on Form 10-Q. This category also includes fees for services that are normally provided by the independent registered public accounting firms in connection with statutory and regulatory filings or engagements, including comfort letters and consents issued in connection with SEC filings.
(2)	Audit-related fees billed for professional services rendered by the independent registered public accounting firms related to the performance of the audit or review of the financial statements that are not disclosed as Audit Fees. There were no such fees for 2014 or 2013.
(3)	There were no such fees for 2014 or 2013.
(4)	All other fees represent fees for all other services or products provided that are not covered by the categories above. There were no such fees for 2014 or 2013.

Audit Committee Approval Policies

Our Audit Committee Charter includes procedures for the approval by the Audit Committee of all services provided by our independent registered public accountants. Our Audit Committee has the authority and responsibility to pre-approve (other than with respect to de minimis exceptions permitted by the Sarbanes-Oxley Act of 2002) both audit and non-audit services to be provided by our independent registered public accountants. The Audit Committee Charter sets forth the policy of the committee for such approvals. The policy allows our Audit Committee to delegate to one or more members of the Audit Committee the authority to approve the independent registered public accountants’ services. The decisions of any Audit Committee member to whom authority is delegated to pre-approve services are reported to the full Audit Committee. The policy also provides that our Audit Committee will have authority and responsibility to approve and authorize payment of the independent registered public accountants’ fees.

Information Regarding Change in Accountants

Our consolidated financial statements as of and for the fiscal years ended December 31, 2012 and 2011, respectively, were audited by KPMG. On April 24, 2013, KPMG notified the Company that they would resign upon the completion of their review of the Company’s financial statements as of and for the quarter ended March 30, 2013. On April 26, 2013, our Audit Committee selected BDO USA, LLP, or BDO, subject to the completion of standard client acceptance procedures, to be our new independent registered public accounting firm for the fiscal year ending December 31, 2013.

The audit reports of KPMG on our consolidated financial statements as of and for the fiscal years ended December 31, 2012 and 2011, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to audit scope or accounting principles. Our consolidated financial statements for the two-year period ended December 31, 2012 included the financial statements of LINC for the year ended December 31, 2011. We acquired LINC on October 1, 2012. The audit report of KPMG on our consolidated financial statements for the two-year period ended December 31, 2012, was based, with respect to the financial statements of LINC, on an audit report of Grant Thornton on LINC’s financial statements for the year ended December 31, 2011. The audit report of KPMG on the effectiveness of internal control over financial reporting as of December 31, 2012 expressed an adverse opinion on the effectiveness of our internal control over financial reporting due to material weaknesses related to ineffective segregation of duties and general information technology controls to restrict user access and to review the development, change management, and maintenance of system applications; and ineffective controls over the completeness, accuracy and validity of manual journal entries at LINC Logistics Company. The audit report of KPMG on the effectiveness of internal control over financial reporting as of December 31, 2011 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

During the years ended December 31, 2012 and 2011, and the subsequent interim period through April 24, 2013, there were no: (1) disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements if not resolved to the satisfaction of KPMG, would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or (2) reportable events.

During the years ended December 31, 2012 and 2011, and the period from January 1, 2013 through April 26, 2013, neither we nor any person on our behalf consulted with BDO regarding the application of accounting principles to a specific completed or contemplated transaction or the type of audit opinion that might be rendered on our financial statements, and we were not provided with a written report or oral advice by BDO that was an important factor that we considered in reaching a decision as to an accounting, auditing or financial reporting issue.

During the year ended December 31, 2012, BDO provided consultation and assisted the Company with its documentation regarding the application of accounting principles in regards to its planned acquisition of LINC, along with the requirements for various filings with the Securities and Exchange Commission and other considerations. We have delivered a copy of this disclosure to BDO, and BDO has not indicated that it disagrees with any of the statements made in this section.

On April 26, 2013, we reported our change in independent registered public accounting firms to the SEC in a Current Report on Form 8-K. KPMG furnished us with a letter dated April 26, 2013, addressed to the SEC that was attached as Exhibit 16.1 to our Current Report on Form 8-K.

OTHER MATTERS

We are not aware of any matters to be presented for action at the Annual Meeting other than the matters set forth above. If any other matters do properly come before the meeting or any adjournment thereof, it is intended that the persons named in the proxy will vote in accordance with their judgment on such matters.

SHAREHOLDERS’ PROPOSALS FOR NEXT ANNUAL MEETING

Pursuant to Rule 14a-8 under the Exchange Act, any shareholder wishing to have a proposal considered for inclusion in our proxy solicitation material for the Annual Meeting of Shareholders to be held in 2016 must set forth such proposal in writing and file it with the Secretary of the Company no later than December 1, 2015, the date that is 120 days before March 30, 2016. Further, pursuant to Rule 14a-4, if a shareholder fails to notify us of a proposal before February 14, 2016, the date that is 45 days before March 30, 2016, such notice will be considered untimely, and management proxies may use their discretionary voting authority to vote on any such proposal.

BY THE ORDER OF THE BOARD OF DIRECTORS

/s/ Steven A. Fitzpatrick
Steven A. Fitzpatrick
Secretary

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting: The Combined Document is/are available at www.proxyvote.com

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 29, 2015.

Revoking all prior proxies, the undersigned, a shareholder of UNIVERSAL TRUCKLOAD SERVICES, INC. (the “Company”), hereby appoints Jeffrey A. Rogers and David A. Crittenden, and each of them, attorneys and agents of the undersigned, with full power of substitution to vote all shares of the Common Stock, no par value (the “Common Stock”), of the undersigned in the Company at the Annual Meeting of Shareholders of UNIVERSAL TRUCKLOAD SERVICES, INC. to be held at 12755 E. Nine Mile Road, Warren, Michigan, 48089, on April 29, 2015 at 10:00 a.m., local time, and at any adjournment thereof, as fully and effectively as the undersigned could do if personally present and voting, hereby approving, ratifying and confirming all that said attorneys and agents or their substitutes may lawfully do in place of the undersigned as indicated on the reverse. In their discretion, the proxies are authorized to vote upon any other matters which may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE LISTED NOMINEES AS DIRECTORS AND FOR PROPOSAL 2.

Continued and to be signed on the reverse side.

UNIVERSAL TRUCKLOAD SERVICES, INC.
12755 E. Nine Mile Road	VOTE BY INTERNET – www.proxyvote.com
Warren, MI 48089	Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instructions form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage- page envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UNIVERSAL TRUCKLOAD SERVICES, INC.

The Board of Directors recommends you vote FOR the following:

1. ELECTION OF DIRECTORS	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominees’ name on the line below

1) Matthew T. Moroun	2) Manuel J. Moroun	3) Frederick P. Calderone	4) Joseph J. Casaroll	5) Daniel J. Deane
6) Michael A. Regan	7) Jeffrey A. Rogers	8) Daniel C. Sullivan	9) Richard P. Urban	10) Ted B. Wahby
11) H.E. “Scott” Wolfe

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain

2. RATIFY THE APPOINTMENT OF BDO USA, LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please indicate if you plan to attend the meeting.	☐	☐
	Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in the full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date